EXHIBIT 5


                                WHITE & CASE LLP
                                633 FIFTH STREET
                             LOS ANGELES, CA 90071
                           TELEPHONE: (213) 620-7700
                           FACSIMILE: (213) 687-0758

                                  June 12, 2000

Capco Energy, Inc.
2922 E. Chapman, Ste.202
Orange, CA 92869

RE:     Capco Energy, Inc. Registration Statement on Form S-8

Ladies & Gentlemen:

     We have acted as counsel to Capco Energy, Inc., a Colorado corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of (i) options to acquire 1,000,000 shares of Common Stock of the Company (the "Options") and (ii) 35,000 shares of Common Stock of the Company (collectively, the "Shares"). The Options and the Shares are to be issued to Walton C. Vance, John R. Aitken and Thomas D. Herstad pursuant to Business Consulting Contracts (as amended through the date hereof) between the Company and Marquette Ventures LLC.

     For the purposes of rendering this opinion, we have examined originals or photostatic copies of certified copies of such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   By-Laws of the Company, as amended to date;

     3.   Resolutions   adopted  by  the  Board  of  Directors  of  the  Company
          authorizing the Agreements and the issuance of the Shares; and

     4.   The Business Consulting Contracts described above.



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     We have not  undertaken,  nor do we intend to  undertake,  any  independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

     Based on the foregoing, we are of the opinion that the Shares, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of California. We are not members of the Bar of the State of Colorado. The opinion set forth herein is based upon our review of Section 7-106-202 of Title 7 of the Colorado Revised Statutes as now in effect. We express no opinion as to any other laws of the State of Colorado or the laws of any other jurisdiction.

     The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,


                                                   /s/ White & Case LLP